UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2016

CTD HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-25466	59-3029743
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

14120 N.W. 126th Terrace, Alachua, Florida	32615
(Address of Principal Executive Offices)	(zip code)

386-418-8060

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 16, 2016, CTD Holdings, Inc. (the “Company”), completed the sale of its office and manufacturing facility located in Alachua, Florida for an aggregate purchase price of $980,000. The sale was effected pursuant to a Commercial Contract entered into on September 6, 2016 by the Company’s wholly-owned subsidiary, Nanosonic Products Inc., and Alchem Laboratories Corporation (the “Buyer”). The assets sold to the Buyer consisted of the Company’s real property located at 14120 NW 126th Terrace, Alachua Florida, sold for a purchase price of $800,000, and substantially all of the Company’s manufacturing equipment at such location, including the Company’s pulse dryer, sold for a purchase price of $180,000.

The Company used $664,800 of the proceeds of the sale to repay in full all of its outstanding indebtedness to Regions Bank, which consisted of a mortgage loan secured by the real property sold to the Buyer, and an equipment loan secured by the equipment sold to the Buyer, thereby terminating the Company’s loan agreements with Regions Bank.

Net cash proceeds to the Company from the sale, after giving effect to repayment of the indebtedness to Regions Bank as described above and the payment of transaction expenses, amounted to $255,690, which will be used for working capital purposes.

In connection with the closing of the sale, the Buyer and the Company entered into a Post-Occupancy Agreement under which the Company may continue to occupy the real property located at 14120 NW 126th Terrace, Alachua, Florida until January 15, 2017 for $1.00. The Company anticipates that it will negotiate a lease with the Buyer for a portion of the property prior to January 15, 2017.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit 10.1	Commercial Contract between Alchem Laboratories Corporation and Nanosonic Products Inc., entered into September 6, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTD Holdings, Inc.

Date: December 20, 2016

By:	/s/ Jeffrey L. Tate
Jeffrey L. Tate
Chief Operating Officer

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EXHIBIT INDEX

No.	Description

Exhibit 10.1	Commercial Contract between Alchem Laboratories Corporation and Nanosonic Products Inc., entered into September 6, 2016

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